                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               Amendment No. 1 to

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              PATRON SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

                                    Delaware
         (State or Other Jurisdiction of Incorporation or Organization)


                                   74-3055158
                      (I.R.S. Employer Identification No.)

                        311 Belle Foret Drive, Suite 150
                           Lake Bluff, Illinois 60044

              (Address of Principal Executive Offices and Zip Code)

                    Consulting Agreement with M. Rashid Qajar
          Consulting Agreement with Security Management Partners, Inc.

                            (Full Title of the Plan)

                              Patrick J. Allin, CEO
                        311 Belle Foret Drive, Suite 150
                           Lake Bluff, Illinois 60044

                     (Name and Address of Agent for Service)

                                 (847) 295-7338

          (Telephone Number, including Area Code, of Agent for Service)

Copies of all Communications, Including all Communications Sent to the Agent for
                          Service, Should be Sent to:

                                 Linda J. Wight
                          Katten Muchin Zavis Rosenman
                       525 West Monroe Street, Suite 1600
                             Chicago, Illinois 60661

                             Telephone: 312-902-5200

                                   ----------

                                EXPLANATORY NOTE

We prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended, to register 2,250,000 shares of our common stock, $.01 par value per share, issued pursuant to consulting agreements entered into between our company and our consultants in satisfaction of compensation owed. This compensation obligation arises as a result of services provided to our Company by these consultants. These services, which will be performed for a period of two years from March 31, 2003, will enable our Company to use one of our consultants for general business matters including, but not limited to, development of an international business strategy, the evaluation and analysis of management needs and identifying and introducing the Company to prospective merger, asset, business or other acquisition candidates. Our other consultant will seek and identify potential candidates in the enterprise security and technology fields for acquisition by the Company.

Under cover of this Form S-8 is our reoffer prospectus prepared in accordance with Instruction C of Form S-8, which may be used for reofferings and resales on a continuous or delayed basis in the future of up to an aggregate of 2,250,000 shares of common stock which have been issued, pursuant to the consulting agreements between our company and the consultants.

This Amendment No. 1 on Form S-8 is being filed to amend the description of the consulting services provided and to properly identify the selling stockholders. The selling stockholders are M. Rashid Qajar and Paul Harary, the sole stockholder of Security Management Partners, Inc.

                               REOFFER PROSPECTUS

                  The date of this prospectus is April 7, 2003

                              Patron Systems, Inc.
                        311 Belle Foret Drive, Suite 150
                           Lake Bluff, Illinois 60044

                        2,250,000 Shares of Common Stock

This reoffer prospectus relates to 2,250,000 shares of our common stock that may be offered and resold from time to time by the selling stockholders identified in this prospectus for their own account. It is anticipated that the selling stockholders will offer shares for sale at prevailing prices on the OTC Bulletin Board on the date of sale. We will receive no part of the proceeds from sales made under this reoffer prospectus. The selling stockholders will bear all sales commissions and similar expenses. Any other expenses incurred by us in connection with the registration and offering and not borne by the selling stockholders will be borne by us. The selling stockholders and any brokers executing selling orders on their behalf may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, in which event commissions received by such brokers may be deemed to be underwriting commissions under the Securities Act of 1933, as amended.

Our common stock is traded on the OTC Bulletin Board under the symbol "PTRS." On April 1, 2003, the last reported sale price of our common stock on such market was $3.25 per share. THE SHARES COMMON STOCK OFFERED PURSUANT TO THIS REGISTRATION STATEMENT INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" ON PAGE 4 OF THIS REOFFER PROSPECTUS. THESE ARE SPECULATIVE SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
REOFFER PROSPECTUS................................................................................................1
Available Information.............................................................................................1
Incorporation of Documents by Reference...........................................................................1
BUSINESS OF OUR COMPANY...........................................................................................2
RISK FACTORS......................................................................................................4
CONSULTING AGREEMENTS............................................................................................11
USE OF PROCEEDS..................................................................................................11
SELLING STOCKHOLDERS.............................................................................................12
PLAN OF DISTRIBUTION.............................................................................................13
EXPERTS    13
LEGAL MATTERS....................................................................................................13

                               REOFFER PROSPECTUS

                              Available Information

You should only rely on the information incorporated by reference or provided in this reoffer prospectus or any supplement. We have not authorized anyone else to provide you with different information. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this reoffer prospectus or any supplement is accurate as of any date other than the date on the front of this reoffer prospectus.

Patron Systems, Inc. (formerly known as Patron Holdings, Inc.) files annual, quarterly and special reports, proxy statements, and other information with the Securities and Exchange Commission (the "SEC") as is required by the Securities Exchange Act of 1934. You may read and copy any reports, statements or other information we have filed at the SEC's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. In addition, copies may be obtained (at prescribed rates) at the SEC's Regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 75 Park Place, Room 1228, New York, New York 10007. Our filings are also available on the Internet on the SEC's website at www.sec.gov, and from commercial document retrieval services, such as Primark, whose telephone number is 1-800-777-3272.

                     Incorporation of Documents by Reference

The SEC allows us to "incorporate by reference" information into this registration statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this registration statement, except for any information superseded by information in this registration statement.

The following documents filed by our company with the SEC are incorporated herein by reference:

1. The description of our company's common stock contained in our Registration Statement on Form 10-SB (SEC file number 000-25675), filed with the Securities and Exchange Commission on March 31, 1999, including all amendments and reports for the purpose of updating such description;

2.       Our Annual Report on Form 10-KSB, filed on March 31, 2003;

3.       Our Current Report on Form 8-K, filed on April 2, 2003; and

4. All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Any statement contained in a document incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this reoffer prospectus or in any subsequently filed document that is also incorporated by reference in this reoffer prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

WE WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS REOFFER PROSPECTUS IS DELIVERED, UPON ORAL OR WRITTEN REQUEST, A COPY OF ANY OR ALL DOCUMENTS INCORPORATED BY REFERENCE INTO THIS REOFFER PROSPECTUS (EXCLUDING EXHIBITS, UNLESS THE EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION THE REOFFER PROSPECTUS INCORPORATES). REQUESTS SHOULD BE DIRECTED TO THE CHIEF EXECUTIVE OFFICER, PATRON SYSTEMS, INC., 311 BELLE FORET DRIVE, SUITE 150, LAKE BLUFF, ILLINOIS 60044. OUR TELEPHONE NUMBER IS (847) 295-7338.

                             BUSINESS OF OUR COMPANY

         Patron Systems, Inc. is currently a developmental stage company that is a successor entity to Combined Professional Services, Inc., a Nevada corporation originally formed in October 1995 (CPS), which later changed its name to Patron Holdings, Inc. (Holdings). Holdings (as CPS) was originally formed to provide corporate services to other business entities, but abandoned that business plan shortly after formation. Holdings, therefore, has never had business operations or revenue. Holdings (as CPS) began filing reports under the Exchange Act on March 31, 1999, at which time it stated its intention to seek out, merge with or acquire a business entity.

         Patron Systems, Inc., a Delaware corporation (Systems) was formed in April 2002 by a group of business leaders to provide comprehensive, end-to-end information security solutions to global corporations and government institutions. Systems' initial business plan contemplated that Systems would grow in part through acquisitions and, in furtherance of such plan, Systems entered into letters of intent for the acquisitions of TrustWave Corporation and Entelagent, Inc. In order to raise the necessary financing to complete these acquisitions, Systems' founders intended initially to raise capital on a private equity basis and thereafter to pursue an initial public offering of the surviving company's common stock. Due to a difficult market environment for initial public offerings of developmental stage companies, Systems determined that there was a need for it to pursue a transaction with an existing public company, which would have publicly-traded shares that Systems could use in acquisition transactions, and to induce and attract a qualified management team. Systems identified CPS during this process and determined that CPS was well-suited for such transaction with Systems because its public company status and lack of operational history afforded Systems an open platform from which to grow, without the risk of depending on a successful initial public offering in the future or the necessity of divesting existing operations or incurring liabilities as a result of existing operations.

         On October 11, 2002, Holdings (as CPS), Systems and the stockholders of Systems consummated a share exchange (Share Exchange) pursuant to an Amended and Restated Share Exchange Agreement, whereby Holdings (as CPS) issued to each Systems stockholder, on a one-for-one basis and in exchange for all of the outstanding shares of Systems capital stock, an aggregate of 25,400,000 shares of Holdings (as CPS) common stock. Upon the closing of the Share Exchange, the Systems stockholders held approximately 85% of the outstanding capital stock of Holdings (as CPS), and Systems became a wholly owned subsidiary of Holdings (as CPS). On November 22, 2002, CPS announced that it changed its name to Patron Holdings, Inc. and that it would trade on the OTC Bulletin Board under the symbol "PAHG".

         On March 27, 2003, Holdings merged with and into Systems, for the purpose of changing its state of incorporation from Nevada to Delaware (Redomestication Merger). Systems was the surviving corporation of the Redomestication Merger, and its Second Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws and Board of Directors became the governing documents and governing body, respectively, of the surviving corporation. The surviving corporation is referred to herein as "we", "us", the "Company" or "Patron". In connection with the Redomestication Merger, Patron filed with the SEC a successor entity report on Form 8K-12g-3, whereby Patron succeeded to the reporting obligations of Holdings under the Exchange Act and the OTC Bulletin Board trading symbol was changed to "PTRS."

         Patron Systems has no material assets or business operations. Systems' principal activities since its formation in April 2002 consisted of the development of its business plan, capital raising and evaluation and negotiation of potential acquisitions. Patron, post-Redomestication Merger, intends to implement Systems' plans, through acquisitions and internal growth, to offer trusted security services and next generation integrated security products. Patron intends to work with organizations to ensure that global enterprises implement information security policies, procedures and products that result in "trusted" information environments. Patron expects to offer information security and vulnerability assessments, certification programs, remediation, implementation, training, monitoring and management services.

         Patron is currently a development stage company that only has five employees and exists essentially as a publicly held shell company. Patron has developed a business plan, has been engaged in various capital raising activities, has signed two definitive acquisition agreements with TrustWave Corp. and Entelagent Software Corp. and has employed a senior management team. Even if Patron can complete one or more financing transactions, there can be no assurance that the Company will be successful in carrying out its business plan and become profitable. Patron's ability to complete these acquisitions is dependent upon Patron's success in raising capital in amounts adequate to fund the required payments at closing under the acquisition agreements and to fund certain working capital requirements. Current market conditions have made it increasingly difficult for development stage companies, such as Patron, to raise capital. To date, Patron has engaged in discussions with various potential investors and is in active negotiations with certain of these potential investors. Unless such negotiations result in the timely completion of financing transactions, Patron is unlikely to be able to complete its planned acquisitions. The failure to complete these transactions will materially adversely affect Patron's ability to carry out its business plan and could jeopardize Patron's ability to continue its corporate existence.

                           FORWARD-LOOKING STATEMENTS

         This resale prospectus contains forward-looking statements and information relating to the Registrant, its industry and planned business operations as well as other information security businesses that involve risks and uncertainties. The statements contained in this report that are not historical statements of fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (Securities Act) and Section 21E of the Securities Exchange Act of 1934, as amended (Exchange Act). Forward-looking-statements include, among other things, statements regarding our expectations, beliefs, intentions or strategies regarding the future. All forward-looking statements included in this report are based on information available to us up to and including the date of this document, and we expressly disclaim any obligation to update or alter our forward-looking statements, whether as a result of new information, future events or otherwise. Our actual results could differ significantly from those anticipated in these forward-looking statements as a result of certain factors, including those set forth below, under "Risk Factors" and elsewhere in our reports filed under the Exchange Act.


                                  RISK FACTORS


LACK OF PROFITABILITY; LIMITED FINANCIAL RESOURCES.

         We currently have limited financial resources. Our lack of financial resources resulted in our independent auditors qualifying their report on our financials statements with a "going concern" reservation. Unless we are successful in raising capital we may not be able to continue our corporate existence or pursue our business plan. We have never been profitable, and there can be no guarantee of profitability in the future.

LACK OF BUSINESS OPERATIONS.

         Patron is currently a development stage company which, to date, has not conducted business operations. If we are unsuccessful in obtaining financing for the TrustWave and Entelagent Mergers, it is unlikely that the Mergers will be completed and that we will be able to pursue our business plan or commence our business operations.

OUR LIMITED HISTORY MAKES IT DIFFICULT TO EVALUATE OUR BUSINESS AND PROSPECTS.

         Holdings (as CPS) was incorporated in Nevada in 1995 and Systems was incorporated in Delaware in 2002. We have not had any business operations since inception. As a result of our limited history, it may be difficult to plan operating expenses or forecast our revenues accurately. Our assumptions about customer or network requirements may be wrong. The revenue and income potential of these products is unproven, and the markets addressed by these products are volatile. If such products are not successful, our actual operating results could be below our expectations and the expectations of investors and market analysts, which would likely cause the price of our common stock to decline.

LACK OF MARKET FOR PRODUCTS.

         Prior to our proposed acquisition of TrustWave, we do not have any current products or revenues. We intend to acquire products through the acquisition of existing businesses. There is no guarantee, however, that a market will develop for Internet security solutions of the type we intend to offer. We cannot predict the size of the market for Internet security solutions, the rate at which the market will grow, or whether our target customers will accept our acquired products.

THE PRICE OF OUR COMMON STOCK IS LIKELY TO BE VOLATILE.

         The market prices of the securities of technology-related companies have historically been volatile and may continue to be volatile. Thus, the market price of our common stock is likely to be subject to wide fluctuations. If our revenues do not grow or grow more slowly than we anticipate, if operating or capital expenditures exceed our expectations and cannot be reduced appropriately, or if some other event adversely affects us, the market price of our common stock could decline. Only a small public market currently exists for our common stock and the number of shares eligible for sale in the public market is currently very limited, but is expected to increase. Sales of substantial shares in the future would depress the price of our common stock. In addition, we currently do not receive any stock market research coverage by any recognized stock market research or trading firm and our shares are not traded on any national securities exchange. A larger and more active market for our common stock may not develop.

         Because of our limited operations history and lack of assets and revenues to date, our common stock is believed to be currently trading on speculation that we will be successful in implementing our acquisition and growth strategies. There can be no assurance that such success will be achieved. The failure to implement our acquisitions and growth strategies would likely adversely affect the market price of our common stock. In addition, if the market for technology-related stocks or the stock market in general experiences a continued or greater loss in investor confidence or otherwise fails, the market price of our common stock could decline for reasons unrelated to our business, results of operations and financial condition. The market price of our common stock also might decline in reaction to events that affect other companies in our industry even if these events do not directly affect us. General political or economic conditions, such as an outbreak of war, a recession or interest rate or currency rate fluctuations, could also cause the market price of our common stock to decline. Our common stock has experienced, and is likely to continue to experience, these fluctuations in price, regardless of our performance.

THE CONCENTRATION OF OUR CAPITAL STOCK OWNERSHIP WITH INSIDERS IS LIKELY TO LIMIT THE ABILITY OF OTHER STOCKHOLDERS TO INFLUENCE CORPORATE MATTERS.

         The executive officers, directors and entities affiliated with any of them together beneficially own approximately 85.96% of our outstanding common stock. As a result, these stockholders may be able to exercise control over matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership might also have the effect of delaying or preventing a change in our control that might be viewed as beneficial by other stockholders.

FUTURE SALES OF SHARES BY EXISTING STOCKHOLDERS COULD CAUSE OUR STOCK PRICE TO DECLINE.

         If our existing or future stockholders sell, or are perceived to sell, substantial amounts of our common stock in the public market, the market price of our common stock could decline. As of March 27, 2003, there are approximately 33,513,888 shares of common stock outstanding (which number does not include the 14,592,760 shares of common stock pledged to Mercatus that have been requested to be returned and cancelled), of which all but 4,704,000 shares will be held by directors, executive officers and other affiliates, the sale of which are subject to volume limitations under Rule 144, various vesting agreements and our quarterly and other "blackout" periods. Shares subject to outstanding options and warrants and shares reserved for future issuance under our stock option plan will become eligible for sale in the public market to the extent permitted by the provisions of various vesting agreements, the lock-up agreements and Rule 144 under the Securities Act. In addition, the selling stockholders are expected to sell up to 2,250,000 shares pursuant to this reoffer prospectus.

WE MAY BE UNABLE TO SUCCESSFULLY INTEGRATE.

         Our business plan is dependent upon the acquisition and integration of companies that have previously operated independently. The process of integrating could cause an interruption of, or loss of momentum in, the activities of our business and the loss of key personnel. The diversion of management's attention and any delays or difficulties encountered in connection with our integration of acquired operations could have an adverse effect on our business, results of operations, financial condition or prospects.

AVAILABILITY OF FUTURE CAPITAL.

         To achieve our intended growth, we will require substantial additional capital. We have encountered difficulty and delays in raising capital to date and the market environment for development stage companies, like Patron, remains particularly challenging. There can be no assurance that funds will be available when needed or on acceptable terms. Technology companies in general have experienced difficulty in recent years in accessing capital. Inability to obtain additional financing may require us to delay, scale back or eliminate certain of our growth plans which could have a material and adverse effect on our business, financial condition or results of operations or to cease operations. Even if we are able to obtain additional financing, such financing could be structured as equity financing that would dilute the ownership percentage of any investor in our securities.

DOWNTURNS IN THE INTERNET INFRASTRUCTURE, NETWORK SECURITY AND RELATED MARKETS MAY DECREASE OUR REVENUES AND MARGINS.

         The market for products and other products we intend to offer depends on economic conditions affecting the broader Internet infrastructure, network security and related markets. Downturns in these markets may cause enterprises and carriers to delay or cancel security projects, reduce their overall or security-specific information technology budgets or reduce or cancel orders for products and other products we intend to offer. In this environment, customers such as distributors, value-added resellers and carriers may experience financial difficulty, cease operations and fail to budget or reduce budgets for the purchase of TrustWave's products or other products we intend to offer. This, in turn, may lead to longer sales cycles, delays in purchase decisions, payment and collection, and may also result in price pressures, causing us to realize lower revenues, gross margins and operating margins. In addition, general economic uncertainty caused by potential hostilities involving the United States, terrorist activities, the decline in specific markets such as the service provider market in the United States, and the general decline in the capital spending in the information technology sector make it difficult to predict changes in the purchase and network requirements of our potential customers and the markets we intend to serve. We believe that, in light of these events, some businesses may curtail or eliminate capital spending on information technology. A decline in capital spending in the markets we intend to serve may adversely affect our future revenues, gross margins and operating margins and make it necessary for us to gain significant market share from our future competitors in order to achieve our financial goals and achieve profitability.

COMPETITION MAY DECREASE OUR PROJECTED REVENUES, MARKET SHARE AND MARGINS.

         The market for network security products is highly competitive, and we expect competition to intensify in the future. Competitors may gain market share and introduce new competitive products for the same markets and customers we intend to serve with our products. These products may have better performance, lower prices and broader acceptance than the products we intend to offer.

         Many of our potential competitors have longer operating histories, greater name recognition, large customer bases and significantly greater financial, technical, sales, marketing and other resources than we will have even if we are successful in consummating the TrustWave merger. In addition, some of our potential competitors currently combine their products with other companies' networking and security products. These potential competitors also often combine their sales and marketing efforts. Such activities may result in reduced prices, lower gross and operating margins and longer sales cycles for the products we intend to offer. If any of our larger potential competitors were to commit greater technical, sales, marketing and other resources to the markets we intend to serve, or reduce prices for their products over a sustained period of time, our ability to successfully sell the products we intend to offer, increase revenue or meet our or market analysts expectations could be adversely affected.

FAILURE TO ADDRESS EVOLVING STANDARDS IN THE NETWORK SECURITY INDUSTRY AND SUCCESSFULLY DEVELOP AND INTRODUCE NEW PRODUCTS OR PRODUCT ENHANCEMENTS WOULD CAUSE OUR REVENUES TO DECLINE.

         The market for network security products is characterized by rapid technological change, frequent new product introductions, changes in customer requirements and evolving industry standards. We expect to introduce our products and enhancements to existing products to address current and evolving customer requirements and broader networking trends and vulnerabilities. We also expect to develop products with strategic partners and incorporate third-party advanced security capabilities into our intended product offerings. Some of these products and enhancements may require us to develop new hardware architectures and ASICs that involve complex and time consuming processes. In developing and introducing our intended product offerings, we have made, and will continue to make, assumptions with respect to which features, security standards and performance criteria will be required by our potential customers. If we implement features, security standards and performance criteria that are different from those required by our potential customers, market acceptance of our intended product offerings may be significantly reduced or delayed, which would harm our ability to penetrate existing or new markets.

         Furthermore, we may not be able to develop new products or product enhancements in a timely manner, or at all. Any failure to develop or introduce these new products and product enhancements might cause TrustWave's existing products to be less competitive, may adversely affect our ability to sell solutions to address large customer deployments and, as a consequence, our revenues may be adversely affected. In addition, the introduction of products embodying new technologies could render existing products we intend to offer obsolete, which would have a direct, adverse effect on our market share and revenues. Any failure of our future products or product enhancements to achieve market acceptance could cause our revenues to decline and our operating results to be below our expectations and the expectations of investors and market analysts, which would likely cause the price of our common stock to decline.

THE UNPREDICTABILITY OF AN ACQUIRED COMPANY'S QUARTERLY RESULTS MAY CAUSE THE TRADING PRICE OF OUR COMMON STOCK TO DECLINE.

         An acquired company's quarterly revenues and operating results have varied in the past and will likely continue to vary in the future due to a number of factors, many of which are outside of our control. Any of these factors could cause the price of our common stock to decline. The primary factors that may affect future revenues and future operating results include the following:

         [ ] the demand for intended current product offerings and our future products;

         [ ]      the length of sales cycles;

         [ ]      the timing of recognizing revenues;

         [ ]      new product introductions by us or our competitors;

         [ ] changes in our pricing policies or the pricing policies of our competitors;

         [ ] variations in sales channels, product costs or mix of products sold;

         [ ] our ability to develop, introduce and ship in a timely manner new products and product enhancements that meet customer requirements;

         [ ] our ability to obtain sufficient supplies of sole or limited source components, including ASICs, and power supplies, for our products;

         [ ]      variations in the prices of the components we purchase;

         [ ] our ability to attain and maintain production volumes and quality levels for our products at reasonable prices at our third-party manufacturers;

         [ ] our ability to manage our customer base and credit risk and to collect our accounts receivable; and

         [ ] the financial strength of our value-added resellers and distributors.

         Our operating expenses are largely based on anticipated revenues and a high percentage of our expenses are, and will continue to be, fixed in the short term. As a result, lower than anticipated revenues for any reason could cause significant variations in our operating results from quarter to quarter and, because of our rapidly growing operating expenses, could result in substantial operating losses. In this event, the price of our common stock would likely decline.

WE MAY EXPERIENCE ISSUES WITH OUR FINANCIAL SYSTEMS, CONTROLS AND OPERATIONS THAT COULD HARM OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

         Our ability to sell our intended product offerings and implement our business plan successfully in a volatile and growing market requires effective management and financial systems and a system of financial processes and controls. We have limited management resources today and are still establishing our management and financial systems. Growth, to the extent it occurs, is likely to place a considerable strain on our management resources, systems, processes and controls. To address these issues, we will need to continue to improve our financial and managerial controls, reporting systems and procedures, and will need to continue to expand, train and manage our work force worldwide. If we are unable to maintain an adequate level of financial processes and controls, we may not be able to accurately report our financial performance on a timely basis and our business and stock price would be harmed.

IF OUR FUTURE PRODUCTS DO NOT INTEROPERATE WITH OUR END CUSTOMERS' NETWORKS, INSTALLATIONS WOULD BE DELAYED OR CANCELLED, WHICH COULD SIGNIFICANTLY REDUCE OUR ANTICIPATED REVENUES.

         Future products will be designed to interface with its end customers' existing networks, each of which have different specifications and utilize multiple protocol standards. Many end customers' networks contain multiple generations of products that have been added over time as these networks have grown and evolved. Or future products must interoperate with all of the products within these networks as well as with future products that might be added to these networks in order to meet end customers' requirements. If we find errors in the existing software used in our end customers' networks, we may elect to modify our software to fix or overcome these errors so that our products will interoperate and scale with their existing software and hardware. If our future products do not interoperate with those within our end customers' networks, installations could be delayed or orders for our products could be cancelled, which could significantly reduce our anticipated revenues.

WE WILL DEPEND ON OUR KEY PERSONNEL TO MANAGE OUR BUSINESS EFFECTIVELY IN A RAPIDLY CHANGING MARKET, AND IF WE ARE UNABLE TO HIRE ADDITIONAL PERSONNEL OR RETAIN EXISTING PERSONNEL, OUR ABILITY TO EXECUTE OUR BUSINESS STRATEGY WOULD BE IMPAIRED.

         We currently have only five employees. Our future success depends upon the continued services of our executive officers, including in particular Patrick J. Allin, Richard L. Linting, Brett Newbold and Marie Meisenbach Graul. The loss of the services of any of our key employees, the inability to attract or retain qualified personnel in the future, or delays in hiring required personnel, could delay the development and introduction of, and negatively impact our ability to sell, our intended product offerings.

WE MIGHT HAVE TO DEFEND LAWSUITS OR PAY DAMAGES IN CONNECTION WITH ANY ALLEGED OR ACTUAL FAILURE OF OUR PRODUCTS AND SERVICES.

         Because our intended product offerings and services provide and monitor network security and may protect valuable information, we could face claims for product liability, tort or breach of warranty. Anyone who circumvents our security measures could misappropriate the confidential information or other property of end customers using our products, or interrupt their operations. If that happens, affected end customers or others may sue us. Defending a lawsuit, regardless of its merit, could be costly and could divert management attention. Our business liability insurance coverage may be inadequate or future coverage may be unavailable on acceptable terms or at all.

WE COULD BECOME SUBJECT TO LITIGATION REGARDING INTELLECTUAL PROPERTY RIGHTS THAT COULD BE COSTLY AND RESULT IN THE LOSS OF SIGNIFICANT RIGHTS.

         In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. We may become a party to litigation in the future to protect our intellectual property or as a result of an alleged infringement of another party's intellectual property. Claims for alleged infringement and any resulting lawsuit, if successful, could subject us to significant liability for damages and invalidation of our proprietary rights. These lawsuits, regardless of their success, would likely be time-consuming and expensive to resolve and would divert management time and attention. Any potential intellectual property litigation could also force us to do one or more of the following:

         [ ] stop or delay selling, incorporating or using products that use the challenged intellectual property;

         [ ] obtain from the owner of the infringed intellectual property right a license to sell or use the relevant technology, which license might not be available on reasonable terms or at all; or

         [ ]      redesign the products that use that technology.

         If we are forced to take any of these actions, our business might be seriously harmed. Our insurance may not cover potential claims of this type or may not be adequate to indemnify us for all liability that could be imposed.

THE INABILITY TO OBTAIN ANY THIRD-PARTY LICENSE REQUIRED TO DEVELOP NEW PRODUCTS AND PRODUCT ENHANCEMENTS COULD REQUIRE US TO OBTAIN SUBSTITUTE TECHNOLOGY OF LOWER QUALITY OR PERFORMANCE STANDARDS OR AT GREATER COST, WHICH COULD SERIOUSLY HARM OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

         From time to time, we may be required to license technology from third parties to develop new products or product enhancements. Third-party licenses may not be available to us on commercially reasonable terms or at all. The inability to obtain any third-party license required to develop new products or product enhancements could require us to obtain substitute technology of lower quality or performance standards or at greater cost, which could seriously harm our business, financial condition and results of operations.

GOVERNMENTAL REGULATIONS AFFECTING THE IMPORT OR EXPORT OF PRODUCTS COULD NEGATIVELY AFFECT OUR REVENUES.

         Governmental regulation of imports or exports or failure to obtain required export approval of our encryption technologies could harm our international and domestic sales. The United States and various foreign governments have imposed controls, export license requirements and restrictions on the import or export of some technologies, especially encryption technology. In addition, from time to time, governmental agencies have proposed additional regulation of encryption technology, such as requiring the escrow and governmental recovery of private encryption keys.

         In particular, in light of recent terrorist activity, governments could enact additional regulation or restrictions on the use, import or export of encryption technology. Additional regulation of encryption technology could delay or prevent the acceptance and use of encryption products and public networks for secure communications. This might decrease demand for our intended product offerings and services. In addition, some foreign competitors are subject to less stringent controls on exporting their encryption technologies. As a result, they may be able to compete more effectively than we can in the domestic and international network security market.

MANAGEMENT COULD INVEST OR SPEND OUR CASH OR CASH EQUIVALENTS AND INVESTMENTS IN WAYS THAT MIGHT NOT ENHANCE OUR RESULTS OF OPERATIONS OR MARKET SHARE.

         We have made no specific allocations of our cash or cash equivalents and investments. Consequently, management will retain a significant amount of discretion over the application of our cash or cash equivalents and investments and could spend the proceeds in ways that do not improve our operating results or increase our market share. In addition, these proceeds may not be invested to yield a favorable rate of return.

                              CONSULTING AGREEMENTS

On March 31, 2003, the Company entered into consulting agreements with each M. Rashid Qajar and Security Management Partners. The term of each agreement is two years. The consulting services to be provided by Mr. Qajar shall be to advise and consult with the Company regarding general business matters including, but not limited to, development of an international business strategy, the evaluation and analysis of management needs and identifying and introducing the Company to prospective merger, asset, business or other acquisition candidates. The consulting services to be provided by Security Management Partners, Inc. include to seek and identify potential candidates in the enterprise security service and technology field for acquisition by the Company. For and as consideration for the services provided pursuant to the consulting agreements, the Company has agreed to pay Mr. Qajar 2,050,000 shares of common stock of the Company and Security Management Partners 200,000 shares of common stock of the Company and the Company has agreed to register the common stock on this Form S-8.

                                 USE OF PROCEEDS

We will not receive any of the proceeds from the sale of any of the 2,250,000 shares of common stock by M. Rashid Qajar and Paul Harary, the selling stockholders.

                              SELLING STOCKHOLDERS

The following table identifies the selling stockholders, the number of shares held by each selling stockholder, the amount to be offered for each selling stockholder's account, and the number of shares and percentage of outstanding shares of common stock to be owned by each selling stockholder after the sale of the shares offered by each of them pursuant to this offering, assuming that each selling stockholder sells all of the shares offered in this reoffer prospectus. Mr. Qajar has agreed to hold 1,500,000 shares of the common stock beneficially owned by him until March 31, 2004.

                                                                           Percentage of Shares Beneficially
                              Number of Shares                                         Owned/(2)/
                                Beneficially          Shares Being       --------------------------------------
Selling Stockholder              Owned/(1)/            Registered        Before Offering        After Offering
-------------------           ----------------        ------------       ---------------        ---------------
M. Rashid Qajar                  2,050,000             2,050,000              0.06%                   0%

Paul Harary(3)                    200,000               200,000               0.01%                   0%

----------

/(1)/ Mr. Qajar and Paul Harary do not hold any options to purchase our common stock.

/(2)/ Based on 33,513,888 shares outstanding as of March 27, 2003.

/(3)/ Mr. Harary is the sole stockholder of Security Management Systems, Inc.

THE INFORMATION PROVIDED IN THE TABLE ABOVE WITH RESPECT TO THE SELLING STOCKHOLDERS HAS BEEN OBTAINED FROM THE SELLING STOCKHOLDERS. BECAUSE THE SELLING STOCKHOLDERS MAY SELL ALL OR SOME PORTION OF THE SHARES OF COMMON STOCK BENEFICIALLY OWNED BY EACH OF THEM, ONLY AN ESTIMATE (ASSUMING THE SELLING STOCKHOLDERS SELLS ALL OF THE SHARES OFFERED HEREBY) CAN BE GIVEN AS TO THE NUMBER OF SHARES OF COMMON STOCK THAT WILL BE BENEFICIALLY OWNED BY THE SELLING STOCKHOLDERS AFTER THIS OFFERING. IN ADDITION, THE SELLING STOCKHOLDERS MAY HAVE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF, OR MAY SELL, TRANSFER OR OTHERWISE DISPOSE OF, AT ANY TIME OR FROM TIME TO TIME SINCE THE DATE ON WHICH THEY PROVIDED THE INFORMATION REGARDING THE SHARES OF COMMON STOCK BENEFICIALLY OWNED BY EACH OF THEM, ALL OR A PORTION OF THE SHARES OF COMMON STOCK BENEFICIALLY OWNED BY EACH OF THEM IN TRANSACTIONS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED.

Under the Securities Exchange Act of 1934, any person engaged in a distribution of the shares offered by this reoffer prospectus may not simultaneously engage in market making activities with respect to our common stock during the applicable "cooling off" periods prior to the commencement of such distribution. In addition, and without limiting the foregoing, the selling stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of the shares by the selling stockholders.

                              PLAN OF DISTRIBUTION

The selling stockholders may sell the 2,250,000 shares common stock for value from time to time under this reoffer prospectus in one or more transactions on the OTC Bulletin Board, in negotiated transactions or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. Each selling stockholder may effect such transactions by selling the shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the respective selling stockholders and/or the purchasers of the shares for whom such broker-dealers may act as agent (which compensation may be less than or in excess of customary commissions).

The selling stockholders and any broker-dealers that participate in the distribution of the shares may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by them and any profit on the resale of the shares sold by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. All selling and other expenses incurred by the selling stockholders will be borne by such selling stockholders. In addition to any shares sold hereunder, the selling stockholders may, at the same time, sell any shares of common stock, including the shares, owned by each of them in compliance with all of the requirements of Rule 144, regardless of whether such shares are covered by this reoffer prospectus. There is no assurance that the selling stockholders will sell all or any portion of the shares offered. We will pay all expenses in connection with this offering and we will not receive any proceeds from sales of any shares by the selling stockholders.

                                     EXPERTS

The financial statements as of December 31, 2002 filed on Form 10-KSB on March 31, 2003 are incorporated by reference in this reoffer prospectus in reliance on the report of Grant Thornton LLP, independent accountants, which is also incorporated herein by reference, in reliance upon their authority as experts in accounting and auditing.

                                  LEGAL MATTERS

The validity of the shares of common stock offered by this reoffer prospectus will be passed upon for us and the selling stockholders by Katten Muchin Zavis Rosenman.

                                    Part II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Securities and Exchange Commission (the "SEC") allows us to "incorporate by reference" information into this registration statement, which means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this registration statement, except for any information superseded by information in this registration statement.

The following documents filed by our company with the SEC are incorporated herein by reference:

1. The description of our company's common stock contained in our Registration Statement on Form 10-SB (SEC file number 000-25675), filed with the Securities and Exchange Commission on march 31, 1999, including all amendments and reports for the purpose of updating such description;

2.       Our Annual Report on Form 10-KSB, filed on March 31, 2003;

3.       Our Current Report on Form 8-K filed on April 2, 2003; and

4. All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Any statement contained in a document incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this reoffer prospectus or in any subsequently filed document that is also incorporated by reference in this reoffer prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Section 78.7502 of Nevada Revised Statutes provides as follows with respect to indemnification of directors and officers:

NRS 78.7502 Discretionary and mandatory indemnification of officers, directors, employees and agents: General provisions.

A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

When indemnification is discretionary, Section 78.751 of Nevada Revised Statutes provides as follows with respect to the authorization required to carry out the indemnification:

NRS 78.751 Authorization required for discretionary indemnification; advancement of expenses; limitation on indemnification and advancement of expenses.

Any discretionary indemnification under NRS 78.7502 unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a) By the stockholders;

(b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

(d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

3. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

(a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

(b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Our Bylaws provide that we must indemnify any director or officer of our corporation to the full extent permitted by applicable law as then in effect, against liability arising out of a proceeding to which the individual was made a party because he or she is or was a director or officer of our corporation. We will advance expenses incurred by a director or officer who is a party to a proceeding in advance of final disposition of the proceeding, as provided by our Bylaws.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

5.1      Opinion of Katten Muchin Zavis Rosenman

23.1     Consent of Katten Muchin Zavis Rosenman (included in Exhibit 5)

23.2     Consent of Independent Auditor (Grant Thornton LLP)

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low and high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporate by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1033, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on this 7th day of April, 2003.

                                               PATRON SYSTEMS, INC.

                                               By: /s/ Patrick J. Allin
                                                  -----------------------------
                                               Name:  Patrick J. Allin
                                               Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.


/s/ Patrick J. Allin                                     April 7, 2003
------------------------------------------------
Patrick J. Allin
Chief Executive Officer and Director


/s/ Marie Meisenbach Graul*                              April 7, 2003
------------------------------------------------
Marie Meisenbach Graul
Chief Financial Officer, Secretary and Treasurer


/s/ Richard G. Beggs*                                    April 7, 2003
------------------------------------------------
Richard G. Beggs
Director


/s/ Anthony J. Carbone*                                  April 7, 2003
------------------------------------------------
Anthony J. Carbone
Director


/s/ Warren K.K. Luke*                                    April 7, 2003
------------------------------------------------
Warren K.K. Luke
Director


/s/ Robert E. Yaw II*                                    April 7, 2003
------------------------------------------------
Robert E. Yaw II
Director

By: /s/ Patrick J. Allin
    --------------------------------------------
    Patrick J. Allin, Attorney-in-fact

                                  Exhibit Index

Exhibit Number             Exhibit Description
     5.1                   Opinion of Katten Muchin Zavis Rosenman*

     23.1                  Consent of Katten Muchin Zavis Rosenman (included in
                           Exhibit 5)*

     23.2                  Consent of Independent Auditor (Grant Thornton LLP)*

-------------------------
* Previously filed.